EXHIBIT 10.22

IPv4 NUMBERS PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the date of last signature set forth below (“the Effective Date”), between:

FullNet Communications, Inc., an Oklahoma corporation, having its primary address at 201 Robert S. Kerr Avenue, Suite 210, Oklahoma City, OK 73102, USA ("Seller"),

and

EBOX Inc., a Canadian corporation, having its primary address at 1225 St-Charles Ouest, Bureau 1100, Longueuil, Quebec J4K 0B9, Canada ("Buyer"),

Seller and Buyer are collectively, the “Parties”, and individually, a “Party”.

WHEREAS, Seller has previously been allocated, and is recognized by ARIN as the authorized registrant of the IPv4 Numbers, as defined below;

WHEREAS, Buyer desire to purchase from Seller, and Seller desires to sell to Buyer, the IPv4 Numbers that are allocated to and owned by, Seller on the terms, subject to the conditions and as more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the provisions set forth below, and subject to the terms and conditions set forth herein, the Parties agree as follows:

1.DEFINITIONS.

a.“ARIN” means the American Registry for Internet Numbers.

b.“Broker” means GetConnect IPv4 Brokers Inc., a Canadian corporation, having its primary address at 11 Brunel Court, Toronto, Ontario M5V 3Y3, Canada, acting as a broker (representing the Seller) for the sale and purchase of the IPv4 Numbers.

c.“Business Day” means any day other than a Saturday, Sunday, or federally-recognized public holiday in Canada or the United States of America.

d.“Closing” means the completion of the sale and transfer of the IPv4 Numbers pursuant to the conditions of this Agreement.

e.“Escrow Agent” means escrow.com, an agent to provide escrow services from Internet Escrow Services, Inc., a California corporation ("IES"), as documented in Appendix One.

f.“IPv4 Numbers” means the IPv4 address block 64.58.32.0/20, a total of 4,096 IPv4 addresses.

g.“US$” means the official currency of the United States of America known as the United States Dollar.

h.A reference to a Clause or Appendix is a reference to a clause of, or appendix to, this Agreement. The Appendices form part of this Agreement, and references to this Agreement shall include the Appendices.

i.Clause, Appendix and Paragraph headings are for ease of reference only and shall not affect the interpretation of this Agreement.

2.PURCHASE OF IPv4 NUMBERS.

a.Subject to the provisions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to arrange the transfer of, all of Seller's rights, title and interest, to the IPv4 Numbers.

b.The purchase price for the IPv4 Numbers shall be US$ 16.75 per IPv4 address, for a total of exactly US$ 68,608.00 ("Purchase Amount") payable as set forth herein.

3.PAYMENT PROCEDURE.

a.Buyer, Seller and Broker will use Escrow Agent for this transaction. Broker will pay the escrow fees.  Broker will create a transaction account on escrow.com.

b.Buyer shall deliver the Purchase Amount to Broker’s escrow.com transaction account within two (2) Business Days of the Effective Date. The date the Purchase Amount is delivered to escrow.com is known as the “Deposit Date”.

c.Beginning on the Transfer Date, as defined in Clause 4 (f), the IPv4 Numbers will be in the inspection period. Buyer will have no more than one (1) Business Day to:

i.Accept the IPv4 Numbers. Buyer then agrees to immediately release the Purchase Amount as set forth in this Agreement.

ii.Reject the IPv4 Numbers. Buyer has ten (10) days to return the IPv4 Numbers to the Seller as per the terms in Appendix One. Buyer must pay the escrow fee.

iii.Do nothing. When the inspection period expires payment is released to Broker and Seller, with escrow fees deducted by Escrow Agent.

d.All brokerage fees payable to Broker will be the responsibility of the Seller.

4.ARIN 8.3 TRANSFER PROCEDURE.

a.Buyer is currently a member of ARIN (Org-ID: QUEBE-50) and Seller is recognized by ARIN as the authorized registrant of the IPv4 Numbers (Org-ID: FNET).

b.Within two (2) Business Days of the Deposit Date Seller shall submit a transfer request via ARIN Online, using the information shown in Appendix Two.

c.Buyer shall submit a request to receive the transfer via ARIN Online, using the ARIN ticket number provided upon completion of Clause 4 (b).

d.The Parties shall respond to requests for information from ARIN in a timely manner and are each responsible for paying any fees assessed to them by ARIN.

e.ARIN will complete the transfer of the IPv4 Numbers to the Buyer and update the Whois.

f.Together Clauses 4 (a) to (e) are known as the “Transfer Process” and, when complete, the ARIN 8.3 transfer will be final, and the date completed will be known as the “Transfer Date”.

g.In the event ARIN does not approve the transfer for reasons attributable to the Buyer, the Buyer will use the Reject the IP’s feature of escrow.com, and the Broker will Accept the Return. The Buyer will therefore get the Purchase Amount back, less the escrow fee.

h.In the event that, after the Effective Date, any policies or procedures of ARIN are amended such that it is no longer possible for the Parties to adhere to the ARIN 8.3 Transfer Procedure set out in Clause 4, the Parties shall negotiate in good faith to agree on the minimum modification necessary to give effect to the intent of this Agreement.

i.In the event ARIN does not actually transfer the IPv4 Numbers within 45 calendar days of the Effective Date through no fault of either Party, the Parties agree that their obligations to sell and purchase the IPv4 Numbers shall be null and void and neither Party will have any continuing obligations under this Agreement.

5.CLOSING.

a.Closing shall be deemed to occur (and all of Seller’s right, title and interest to the IPv4 Numbers shall transfer fully) upon the receipt by the Seller of the portion of the Purchase Amount to which it is entitled.

b.After the Transfer Date, and with Clause 5 (a) complete, the Seller shall provide Buyer an Invoice as set out in Appendix Three, marked PAID. The date of Closing shall be known as the “Closing Date”.

c.After Closing, Seller shall promptly take all reasonable efforts to complete any documentation as may be requested or required by the Buyer to effect or memorialize the transfer of the IPv4 Numbers.

d.Except for claims arising due to a breach of this Agreement, Seller shall not be liable or responsible for any liabilities or obligations of any kind or nature whatsoever arising out of, under, or related to the IPv4 Numbers from and after the Closing.

6.REPRESENTATIONS AND WARRANTIES.

a.Each Party represents and warrants that the execution of this Agreement and performance of its duties and obligations do not and will not violate any agreement to which it is a party or by which it is otherwise bound.

b.Seller shall transfer the IPv4 Numbers to Buyer free and clear of any liens and claims. There is no suit, action or other proceeding threatened or pending before any court or governmental or regulatory authority which seeks to restrain or prohibit or to obtain damages or other relief in connection with the IPv4 Numbers. Seller further represents and warrants that the IPv4 Numbers is not currently leased or in use by any party, and that it has full power to transfer the IPv4 Numbers without delay.

c.As of the Effective Date, there is no known ARIN condition on the IPv4 Numbers that would prevent it from being transferred to the Buyer.

d.Except as otherwise provided herein, Buyer agrees that it is purchasing, and shall take possession of, the IPv4 Numbers in “AS IS” condition, and acknowledges that it has previously been given the opportunity to and has conducted such investigations and inspections of the IPv4 Numbers as it has deemed necessary and appropriate for the purposes of this Agreement.

e.Except as expressly stated in this agreement, Seller does not make any express or implied representations, statements, warranties, or conditions of any kind or nature whatsoever concerning the IPv4 Numbers, including (without limiting the generality of the foregoing) any warranties regarding the condition and/or quality of any or all of the purchased assets. Any and all implied warranties of merchantability or fitness for a particular purpose are disclaimed.

7.   GENERAL PROVISIONS.

a.Notices: Any notice required by this Agreement shall be in writing and delivered by e-mail.

If to Seller:	FullNet Communications, Inc. 201 Robert S. Kerr Avenue, Suite 210, Oklahoma City, OK 73102, USA Jason Ayers jason@fullnet.net
If to Buyer:	EBOX Inc. 1225 St-Charles Ouest, Bureau 1100, Longueuil, Quebec J4K 0B9, Canada Eric Dugas Eric.dugas@ebox.ca

b.Taxes: Each Party is responsible for paying its own taxes related to this transaction. All prices quoted in connection with this Agreement are exclusive of all applicable taxes. Any tax levied on a Party’s net income for doing business or operating in a tax jurisdiction are excluded from these transactions and will be solely borne by each Party.

c.Confidentiality: The Parties shall not disclose the terms of this Agreement relating to the IPv4 Numbers or the other Party, except as may be required by law, or make any use of such information, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

d.Due Authority:  Each individual signing this Agreement on behalf of a Party warrants and represents that he or she has the authority to execute this Agreement on such Party’s behalf and to bind such Party to the terms of the Agreement.

e.Governing Law: The laws of the State of New York shall govern, construe and enforce all of the rights and duties of the Parties arising from or relating in any way to the subject matter of this Agreement. The Parties shall make commercially reasonable efforts to reach an amicable settlement. Provided that the Parties have failed to seek such amicable solution either Party may refer the dispute to court. For this purpose, the Parties hereby choose as their domicile the State of New York.

f.Indemnification: Each Party shall defend and indemnify the other for any third-party claim, liability, loss, costs, expenses, or damages arising out of the indemnifying Party’s actions or failure to act in connection with this Agreement. Nothing herein is intended to nor shall it relieve either Party from liability for its own act, omission, or negligence.

g.Severability: In the event any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, that provision shall be severed from this Agreement and shall not affect the validity of the remainder of the Agreement.

h.Amendment: This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

i.Entire Agreement: This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties through their duly authorized representatives, as of the Effective Date.

FullNet Communications, Inc. (“Seller”)	EBOX Inc. (“Buyer”)
By: /s/ Roger Baresel	By: /s/ Eric Dugas
Name: Roger Baresel	Name: Eric Dugas
Title: CEO	Title: Director of Network Ops
Date: 2018-08-07	Date: 2018-08-06